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                                                                    EXHIBIT 11.1

                               CERUS CORPORATION

                STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               DECEMBER 31,                       SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
Net loss........................  $(3,515,466)  $(1,800,089)  $(2,360,321)  $(3,591,876)  $(7,117,293)
                                  ===========   ===========   ===========   ===========   ===========
Shares used in net loss per
  share computation:
  Weighted average shares of
     common stock outstanding...    1,490,580     1,443,942     1,416,355     1,415,841     1,418,712
  Shares related to Staff
     Accounting Bulletin Topic
     4D:
     Common stock(1)............      485,247       485,247       485,247       485,247       485,247
     Common stock options(2)....      265,426       265,426       265,426       265,426       265,426
     Preferred stock(3).........      560,001       560,001       560,001       560,001       560,001
                                  -----------   -----------   -----------   -----------   -----------
                                    1,310,674     1,310,674     1,310,674     1,310,674     1,310,674
                                  -----------   -----------   -----------   -----------   -----------
Shares used in net loss per
  share computation.............    2,801,254     2,754,616     2,727,029     2,726,515     2,729,386
                                  ===========   ===========   ===========   ===========   ===========
Net loss per share..............  $     (1.25)  $     (0.65)  $     (0.87)  $     (1.32)  $     (2.61)
                                  ===========   ===========   ===========   ===========   ===========
Calculation of shares
  outstanding for computing pro
  forma net loss per share:
  Shares used in computing
     historical net loss per
     share (from above):........                                2,727,029                   2,729,386
  Adjustment to reflect the
     effect of the assumed
     conversion of convertible
     preferred stock from the
     date of issuance(4):.......                                3,506,213                   3,852,242
                                                              -----------                 -----------
Shares used in computing pro
  forma net loss per share......                                6,233,242                   6,581,628
                                                              ===========                 ===========
Pro forma net loss per share....                              $     (0.38)                $     (1.08)
                                                              ===========                 ===========

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(1) Net additional outstanding shares assuming common shares issued after
    July 31, 1995 were issued and outstanding in all prior periods and the proceeds were applied to repurchase shares at the estimated initial public offering price per share.

(2) Net additional outstanding shares from stock options granted after July 31, 1995 assuming exercise of options and repurchase of shares at the estimated initial public offering price per share.

(3) Series E preferred stock issued in April 1996 and July 1996 (convertible into common stock) and assumes shares are outstanding in all prior periods.

(4) Preferred stock issued before July 31, 1995 (convertible into common stock).